Exhibit 10.1

Kyndryl Annual Incentive Plan for Executives

Effective January 1, 2022

1.	Purpose

The purpose of this Kyndryl Annual Incentive Plan for Executives (the “Plan”) is to promote the long-term value and success of Kyndryl Holdings, Inc. (“Kyndryl”) and its affiliates and subsidiaries (together with Kyndryl, the “Company”) by attracting and retaining highly qualified executives and motivating them to perform to the best of their abilities to advance the Company’s objectives and strategy.

2.	Eligibility

The Compensation Committee of Kyndryl’s Board of Directors (the “Committee”), in its sole discretion, will select and designate the employees of the Company eligible to participate in the Plan (each, a “Participant”) for all or a portion of a specified performance period. An employee who is a participant for a specified performance period is not guaranteed or assured of being selected for participation in a subsequent performance period. A performance period may be a fiscal year including, without limitation, the short fiscal year from January 1, 2022, through March 31, 2022.

3.	Determination of Incentive Formula and/or Target Award

The Committee, in its sole discretion, will determine the terms, conditions, performance criteria, and applicable incentive formulas for cash incentive awards (“Awards”) granted to Participants under the Plan. The Awards may be established as a target, where the amount of a Participant’s target Award is based on that Participant’s salary as of a particular date, a fixed dollar amount, or as otherwise determined by the Committee in its sole discretion.

The incentive formulas and additional terms and conditions applicable to the Award may be set forth in documentation that (a) is not inconsistent with the terms and conditions of this Plan, (b) references this Plan and (c) is approved by the appropriate officers of the Company. Such documentation may include, without limitation, an internal Company website maintained by Kyndryl’s HR function for this purpose.

4.	Determination of Performance Criteria

The Committee, in its sole discretion, will determine the performance criteria applicable to any Award, which may include, without limitation:

•	measures of individual performance,

•	financial or non-financial performance,

•	customer or client engagement, and

•	human capital goals,

Kyndryl Annual Incentive Plan for Executives	1

such as the achievement of specific business objectives; cash flow or cash position; earnings (which may include earnings before interest, tax, depreciation and amortization (“EBITDA”), adjusted EBITDA, EBITDA and adjusted EBITDA lifetime value, earnings before interest and taxes, earnings before taxes and net earnings, and other metrics); earnings per share; sustainability; achievement of ESG goals; expenses; gross margin; growth in stockholder value; internal rate of return; market share; net income; net profit; net sales; operating cash flow; operating expenses; operating income; operating margin; overhead or other expense reduction; productivity; profit; return on assets; return on capital; return on equity; return on investment; return on sales; stock price; total stockholder return; revenue; contract awards; customer satisfaction, renewals or retention rates; net promoter score; business divestitures or acquisitions; increases in specified indices; the attainment of growth rates; diversity and inclusion; employee engagement; and any other measures of performance. The goals and performance factors may be established on any basis the Committee determines relevant, in its sole discretion, and may be established on an individual, divisional, business unit or enterprise basis. The performance goals may differ from Participant to Participant and from award to award.

5.	Discretion to Change the Incentive Formula for Award

The incentive formula with respect to an Award is subject to change at any time during the fiscal year and up to the date of payment. Notwithstanding any contrary provision of the Plan, the Committee may, in its sole discretion and at any time up to the date of payment, increase, reduce or eliminate a Participant’s Award. The Award may be below, at or above the target award, in the Committee’s sole discretion. The Committee, in its sole discretion, may determine the amount of any increase or reduction based on such factors as it deems relevant and will not be required to establish any allocation or weighting with respect to the factors it considers.

6.	Payment of Award

An amount payable pursuant to an Award shall be paid at such time or times as determined by the Committee but in no event later than the fifteenth day of the third month following (a) the end of the performance period or (b) if later, the date the Award has been earned and is no longer subject to a substantial risk of forfeiture. Unless otherwise determined by the Committee or as required by applicable law, to earn an Award, a Participant must be actively employed by the Company on the last day of the performance period.

7.	Clawback

Amounts payable under the Plan will be incentive compensation under the terms of and subject to Kyndryl Clawback Policy.

Kyndryl Annual Incentive Plan for Executives	2

8.	Taxes and Withholding, Section 409A

Payments under the Plan are subject to applicable income taxes and employment taxes, as determined by the Company in its discretion. It is intended that amounts under the Plan be exempt from the application of, or otherwise comply with, Section 409A of the Internal Revenue Code (“Section 409A”), and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. For purposes of Section 409A, each of the payments that may be made under the Plan is designated as a separate payment.

9.	Plan Administration

The Plan will be administered by the Committee. The Committee will have all powers and discretion necessary or appropriate to administer the Plan, including, without limitation, the discretionary authority to: determine which employees will be granted Awards; prescribe the terms and conditions of awards; interpret the Plan and the Awards; adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by employees who are foreign nationals or employed outside of the United States; adopt rules for the administration, interpretation and application of the Plan; and interpret, amend or revoke any such rules.

The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company. Except to the extent specifically reserved by the Committee, the appropriate directors and/or officers of the Company shall have all of the authorities and powers reserved to the Committee under the Plan with respect to approving participation and Awards for Participants other than the officers of the Company subject to Section 16 of the Securities Exchange Act of 1934.

The Company’s HR function shall be responsible for the ministerial administration of the Plan (for example, payment of approved awards).

All determinations and decisions made by the Committee, Kyndryl’s Board of Directors or its members, the Company’s officers, and any of their respective delegates pursuant to the provisions of the Plan will be final, conclusive, and binding on all persons, and will be given the maximum deference permitted by law.

10.	Unfunded Bonus Program

The Plan is intended to be a “bonus program” as defined under U.S. Department of Labor Regulation 2510.3-2(c) and will be construed and administered in accordance with such intention. The Plan is an unfunded plan. Participants are and shall be general creditors of the Company with respect to any Awards granted under the Plan, if any.

Kyndryl Annual Incentive Plan for Executives	3

11.	Venue

Any action or proceeding with respect to a Participant’s benefit under the Plan shall be brought exclusively in the state and federal courts sitting in New York County or Westchester County, New York. By participating in the Plan, Participants agree to the personal jurisdiction thereof, and irrevocably waive any objection to the venue of such action, including any objection that the action has been brought in an inconvenient forum.

12.	Right to Modify or Terminate Plan

Kyndryl reserves the unqualified right to suspend, replace or terminate the Plan or to make changes or amendments to any of its provisions at any time and without prior notice. Such changes or amendments to the Plan may be made by the Board of Directors of Kyndryl Holdings, Inc., the Committee, or either of their respective designees.

13.	Governing Law

The Plan shall be construed, regulated and administered under the laws of the State of New York, without regard to its conflict of law rules.

14.	No Employment Rights or Contract

The Plan does not confer employment rights upon any person. No person is entitled, by virtue of the Plan, to remain in the employ of the Company or to be rehired, and nothing in the Plan restricts the right of the Company to terminate the employment of any person at any time.

15.	No Assignment of Benefits

Plan payments are not subject to anticipation, alienation, pledge, sale, transfer, or assignment, and any attempt to cause such amounts to be so subjected will not be recognized, other than by will or by the laws of descent and distribution.

16.	Successors

All obligations of the Company under the Plan, with respect to Awards granted hereunder, will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

17.	Severability

In the event any provision of the Plan is held to be illegal or invalid for any reason, such illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if such illegal or invalid provisions had never been included in the Plan.

Kyndryl Annual Incentive Plan for Executives	4